Schedule I

Separate Portfolios

CUSTODIAN AGREEMENT

(FOREIGN AND DOMESTIC SECURITIES)

Forum Funds II
and
MUFG Union Bank, N.A.

Effective Date: October 11, 2018

Names of Funds:

ABR Dynamic Blend Equity & Volatility Fund

ABR Dynamic Short Volatility Fund

Acuitas International Small Cap Fund

Acuitas US Microcap Fund

Baywood SociallyResponsible Fund

Baywood ValuePlus Fund

CVR Dynamic Allocation Fund

Dundas International Equity Growth Fund

Gurtin California Municipal Intermediate Value Fund

Gurtin California Municipal Opportunistic Value Fund

Gurtin National Municipal Intermediate Value Fund

Gurtin National Municipal Opportunistic Value Fund

NWS Global Property Fund

NWS International Property Fund

Semper U.S. Treasury Money Market Fund

By:	Forum Funds II	By:	MUFG Union Bank, N.A.
	“Principal”		“Custodian”

	/s/ Jessica Chase		/s/ Brian Davies
	Authorized Signature		Authorized Signature

	Jessica Chase, President		Brian Davies

	October 19, 2019		October 19, 2018
	Date		Date